Exhibit 10.5

    June 2, 2025
Mia DeMontigny
***********@********.***

Dear Mia,
In recognition of your key role as a leader and your critical role in our company, we are offering you a package1 that is intended to provide you with the time to celebrate important milestones with your family while also helping to promote your retention. This agreement confirms the terms that SoCalGas (the “Company”) is offering you as incentive to remain employed with the Company.
•Leave: Your leave will begin effective June 25, 2025 and will continue through October 26, 20252, and no extensions will be granted. Your leave will include six weeks of paid vacation3 leave and the remainder will consist of unpaid personal leave4.
•Special Time-based Restricted Stock Unit Award: On June 2, 2025, you will be granted a special Award of time-based restricted stock units with a grant date value of $200,000 that will vest, subject to the terms of the Award Agreement and the Long-Term Incentive Plan, on the first New York Stock Exchange trading day of 2027.
•Cash retention: You will earn a retention bonus in the amount of $100,000 by returning to full-time active status on or before October 27, 2025, and remaining actively employed on a full-time basis through August 12, 2026 (the period from October 27, 2025 through August 12, 2026 referred to as the “Bonus Period”), subject to the following terms and conditions:
•Except in the case of an involuntary termination during the Bonus Period as described below, this retention bonus will be paid on the first payroll date after August 12, 2026.
•The retention bonus payment will not be benefits attracting, which means that it will not be included in the basis for calculating incentive compensation or your contributions or Company contributions to the company’s Savings Plan or Cash Balance Plan, nor can it be deferred or otherwise taken into account under the company’s nonqualified deferred compensation plans.
•You will not be eligible for retention bonus if you do not remain employed with the Company in a full-time capacity throughout and until the end date of the Bonus Period under any of the following circumstances: (a) because you resign; (b) because you do not return to work by October 27, 2025; (c) due to your death or inability to perform the essential functions of your job, with or without accommodation, due to disability; or, (d) because the company terminates your employment for Cause. “Cause” for purposes of this agreement shall mean: (a) conviction of a crime of moral turpitude; (b) willful neglect of duties; or, (c) misconduct in the course and scope of employment.
•Your employment will remain at will. However, in the event that the Company opts to completely terminate your employment without Cause (an “involuntary termination”)5 during and prior to the end of the Bonus Period, you will be eligible for a pro-rata portion of the retention bonus provided you sign a release of claims within 21 days of your involuntary termination, and do not revoke that release within 7 days after execution. Provided you timely execute and do not revoke the release, your pro rata retention bonus will be paid by the 30th day after your involuntary termination. This agreement does not replace your severance pay agreement dated March 1, 2023, which remains in effect.
Please contact me should you have any questions.
1 Subject to approval of the Compensation Committee of the SoCalGas board of directors
2You may elect to shorten your leave and return to work prior to October 27, 2025. Please contact Maryam Brown in advance if you are considering accelerating your return to work.
3 As an officer, vacation is not accrued or tracked.
4Health and welfare benefits will continue during the period of your leave. Your share of premiums will be placed in arrears and recouped upon your return from leave via payroll deductions over a period of time equal to the period for which you are in arrears.
5For these purposes, such involuntary termination must also constitute an involuntary separation from service within the meaning of 29 C.F.R. Section 1.409A-1(n)(i).

Sincerely,

/s/ Maryam Brown
Maryam Brown
CEO - SoCalGas

By my signature below, I hereby agree to the terms and conditions stated above.

/s/ Mia DeMontigny
Mia DeMontigny